Exhibit 99.1

Kimco Realty Announces First Quarter 2017 Operating Results

Company Posts Strongest Leasing Volume in the Past Ten Years; Reaffirms 2017 Outlook

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--April 26, 2017--Kimco Realty Corp. (NYSE: KIM) today reported results for the first quarter ended March 31, 2017.

First Quarter Highlights

  Net income available to the company’s common shareholders (Net Income) of $65.2 million, or $0.15 per diluted share;
  Signed 497 new leases, renewals and options, totaling 4.3 million square feet, representing the highest leasing volume of any quarter in the last ten years;
  Generated 10.9% growth in pro-rata rental-rate leasing spreads with new leases increasing 17.9% and renewals/options up 10.1%;
  Grew same-property net operating income (NOI) 2.2% over the same period in 2016;
  Acquired two operating properties for $43.1 million and a 90% ownership interest in a new mixed-use development project for $10.0 million, while disposing of eight shopping centers representing 948,000 square feet and one land parcel for a total of $113.2 million;
  Issued $400 million in new, unsecured notes due 2027 at a coupon of 3.80%; and
  Closed on a new five-year $2.25 billion unsecured revolving credit facility with borrowings priced at LIBOR plus 87.5 basis points.

Financial Results

Net Income for the first quarter of 2017 was $65.2 million, or $0.15 per diluted share, compared to $129.2 million, or $0.31 per diluted share, for the first quarter of 2016. The decrease was primarily due to $68.9 million* of lower gains on the sales of operating properties, net of impairments, attributable to the sale or pending disposition of operating properties. Both gains on sales and operating property impairments are excluded from the calculation of Funds From Operations available to the company’s common shareholders (NAREIT FFO).

NAREIT FFO was $155.1 million, or $0.37 per diluted share, for the first quarter of 2017 compared to $158.2 million, or $0.38 per diluted share, for the first quarter of 2016. NAREIT FFO for the first quarter of 2017 included $0.6 million of transactional charges (net of transactional income). This compares to $5.4 million of transactional income (net of transactional charges) in the first quarter of 2016.

FFO available to the company’s common shareholders as adjusted (FFO as adjusted), which excludes the effects of non-operating impairments as well as transactional income and charges, was $155.8 million, or $0.37 per diluted share, for the first quarter of 2017 compared to $152.9 million, or $0.37 per diluted share during the same period in 2016.

A reconciliation of net income to NAREIT FFO, FFO as adjusted and same-property NOI is provided in the tables accompanying this press release.

Operating Results

  Reported pro-rata portfolio occupancy of 95.3% at the end of the first quarter;
  Signed 497 leases totaling 4.3 million square feet during the quarter including 347 renewals and options for 3.5 million square feet;
  Increased pro-rata leasing spreads by 10.9%, with rental rates for new leases up 17.9% and renewals/options growing 10.1%; and
  Improved same-property NOI 2.2%, which included a 10-basis-point benefit from redevelopment activity, compared to the same period in 2016.

Investment Activity

Acquisitions:

  Plaza Del Prado, a 142,000-square-foot, grocery-anchored shopping center located on the North Shore of Chicago’s affluent suburb of Glenview, Illinois, for $38.0 million. Situated on 14 acres, Plaza Del Prado is supported by a population of approximately 83,000 with an average household income of $126,000 within a three-mile radius. At the time of acquisition, the shopping center was 87.6% occupied, offering near-term lease-up opportunities as well as future value creation potential from the development of an outparcel.
  A vacant 25,000-square-foot, in-line space at the company’s Columbia Crossing shopping center, located in Columbia, Maryland, for $5.1 million. This acquisition offers an attractive lease-up opportunity and increases the amount of square footage owned by Kimco to approximately 198,000 square feet.
  A 90% ownership interest in Lincoln Square, a fully entitled, mixed-use development project in the highly sought-after Center City district of Philadelphia for $10.0 million. The project, which recently commenced construction, will feature 322 residential units and 100,000 square feet of retail space (approximately 80% pre-leased) anchored by a 36,000-square-foot small-format Target, a 32,000-square-foot specialty grocer and a 16,000-square-foot PetSmart.

  Lincoln Square will be an approximately $160-million live/work/play, urban, transit-oriented development located at Broad Street and Washington Avenue. The project, which is within walking distance to the heart of Center City and offers convenient subway and bus access, boasts excellent demographics, with a population of 111,500 and an average household income of approximately $90,000 within a one-mile radius.

Dispositions: Sales for the first quarter totaled $113.2 million, including the disposition of eight shopping centers, totaling 948,000 square feet, and one land parcel. Kimco’s share of the sales price was $65.8 million.

Capital Activities

During the first quarter of 2017, the company:

  Issued $400 million of new, unsecured notes due 2027 at a coupon of 3.80%, and repaid $250 million outstanding on an unsecured term loan that matured in January 2017, extending the company’s weighted average debt maturity profile to 8.9 years as of March 31, 2017; and
  Closed on a new $2.25 billion unsecured revolving credit facility with an initial maturity of March 17, 2021 and two additional six-month extension options. The new credit facility replaced the company’s previous $1.75 billion unsecured credit facility. Borrowings under the new facility are priced at LIBOR plus 87.5 basis points.

2017 Guidance

Kimco reaffirms its full year 2017 financial and operational outlook:

Net Income (per diluted share)	$0.64 to $0.67
NAREIT FFO (per diluted share)	$1.50 to $1.54
FFO as adjusted (per diluted share) **	$1.50 to $1.54

**Excludes transactional income/(charges), net

2017 Operational Assumptions:

Portfolio Occupancy	95.8% to 96.2%
Same-Property NOI (including redevelopments)	+2.0% to +3.0%
Operating Property Acquisitions	$300 million to $400 million 5.50% to 6.00% cap rate
Operating Property Dispositions	$250 million to $350 million 6.50% to 7.50% cap rate

A reconciliation of these forward-looking non-GAAP metrics (NAREIT FFO and FFO as adjusted) is provided in the tables accompanying this press release.

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.27 per common share, payable on July 17, 2017, to shareholders of record on July 6, 2017 representing an ex-dividend date of July 3, 2017.

The board of directors also declared quarterly dividends with respect to the company’s various series of cumulative redeemable preferred shares (Class I, Class J and Class K). All dividends on the preferred shares will be paid on July 17, 2017, to shareholders of record on July 5, 2017, with an ex-dividend date of June 30, 2017.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, April 27, 2017, at 10:00 a.m. EDT. The call will include a review of the company’s first quarter 2017 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 1279218).

A replay will be available through July 27, 2017, by dialing 1-877-344-7529 (Passcode: 10101788). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of March 31, 2017, the company owned interests in 517 U.S. shopping centers comprising 84 million square feet of leasable space across 34 states and Puerto Rico. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

NAREIT FFO: A supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (“NAREIT FFO”) as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) gains or losses from sales of operating real estate assets and change in control of interests, plus (ii) depreciation and amortization of operating properties and (iii) impairment of depreciable real estate and in substance real estate equity investments and (iv) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect NAREIT FFO on the same basis.

The company considers NAREIT FFO an important supplemental measure of our operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present NAREIT FFO when reporting results. Comparison of our presentation of NAREIT FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

FFO as Adjusted: A supplemental non-GAAP measure that the company believes is more reflective of its core operating performance and provides investors and analysts an additional measure to compare the company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. FFO as adjusted is generally calculated by the Company as NAREIT FFO excluding certain transactional income and expenses and non-operating impairments which management believes are not reflective of the results within the company’s operating real estate portfolio.

Same-Property NOI: A supplemental non-GAAP measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. The company considers same-property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods including those properties under redevelopment. It excludes properties under development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate. Same-property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the Company's properties.

Same-property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees, amortization of above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes and rent expense plus the company’s proportionate share of same-property NOI from unconsolidated real estate joint ventures, calculated on the same basis. The company’s method of calculating same-property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

* Amounts shown before any impact from taxes and non-controlling interests

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	March 31,	December 31,
	2017	2016
Assets:
Operating real estate, net of accumulated depreciation
of $2,345,766 and $2,278,292, respectively	$9,345,513	$9,394,755
Investments and advances in real estate joint ventures	504,847	504,209
Real estate under development	391,388	335,028
Other real estate investments	208,305	209,146
Mortgages and other financing receivables	22,585	23,197
Cash and cash equivalents	167,454	142,486
Marketable securities	7,702	8,101
Accounts and notes receivable, net	176,054	181,823
Other assets	424,571	431,855
Total assets	$11,248,419	$11,230,600

Liabilities:
Notes payable, net	$4,053,158	$3,927,251
Mortgages payable, net	1,071,725	1,139,117
Dividends payable	124,680	124,517
Other liabilities	542,279	549,888
Total liabilities	5,791,842	5,740,773
Redeemable noncontrolling interests	97,031	86,953

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 6,029,100 shares,
32,000 shares issued and outstanding (in series),
Aggregate liquidation preference $800,000	32	32
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 425,639,715 and 425,034,113, respectively	4,256	4,250
Paid-in capital	5,927,172	5,922,958
Cumulative distributions in excess of net income	(726,610)	(676,867)
Accumulated other comprehensive income	6,485	5,766
Total stockholders' equity	5,211,335	5,256,139
Noncontrolling interests	148,211	146,735
Total equity	5,359,546	5,402,874
Total liabilities and equity	$11,248,419	$11,230,600

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2017		2016
Revenues
Revenues from rental properties	$289,391		$293,091
Management and other fee income	4,197		4,111
Total revenues	293,588		297,202
Operating expenses
Rent	2,783		2,818
Real estate taxes	38,269		34,472
Operating and maintenance	34,230		34,553
General and administrative	30,574		31,929
Provision for doubtful accounts	1,404		3,475
Impairment charges	1,617		5,840
Depreciation and amortization	92,074		84,856
Total operating expenses	200,951		197,943

Operating income	92,637		99,259

Other income/(expense)
Other income/ (expense), net	1,273		(170)
Interest expense	(46,482)		(52,451)
Income from continuing operations before income taxes, net, equity in income of joint ventures, net, gain on change in control of interests and
equity in income from other real estate investments, net	47,428		46,638

Benefit/(provision) for income taxes, net	493		(12,112)
Equity in income of joint ventures, net	14,733		69,933
Gain on change in control of interests	10,188		-
Equity in income of other real estate investments, net	3,687		10,799

Income from continuing operations	76,529		115,258

Gain on sale of operating properties, net of tax	1,686		26,896

Net income	78,215		142,154
Net income attributable to noncontrolling interests	(1,482)		(1,441)
Net income attributable to the Company	76,733		140,713
Preferred stock dividends	(11,555)		(11,555)
Net income available to the Company's common shareholders	$65,178		$129,158

Per common share:
Net income available to the Company: (2)
Basic	$0.15		$0.31
Diluted	$0.15	(1)	$0.31	(1)
Weighted average shares:
Basic	423,381		412,630
Diluted	424,146		414,145

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(2) Adjusted for earnings attributable from participating securities of ($531) and ($629) for the three months ended March 31, 2017 and 2016, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders to
FFO and FFO as Adjusted Available to the Company's Common Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2017		2016
Net income available to the Company's common shareholders	$65,178		$129,158
Gain on disposition of operating property	(1,098)		(30,883)
Gain on disposition of joint venture operating properties and change in control of interests	(11,230)		(53,726)
Depreciation and amortization - real estate related	90,849		82,451
Depreciation and amortization - real estate jv's	9,540		13,432
Impairments of operating properties	2,595		5,953
(Benefit)/provision for income taxes (2)	(39)		12,018
Noncontrolling interests (2)	(655)		(181)
Funds from operations available to the Company's common shareholders	155,140		158,222
Transactional charges/ (income), net	623		(5,361)
Funds from operations available to the Company's common shareholders as adjusted	$155,763		$152,861

Weighted average shares outstanding for FFO calculations:
Basic	423,381		412,630
Units	854		853
Dilutive effect of equity awards	765		1,452
Diluted	425,000	(1)	414,935	(1)

FFO per common share - basic	$0.37		$0.38
FFO per common share - diluted	$0.37	(1)	$0.38	(1)
FFO as adjusted per common share - diluted	$0.37	(1)	$0.37	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations available to the Company's common shareholders would be increased by $229 and $217 for the three months ended March 31, 2017 and 2016, respectively.
(2) Related to gains, impairments and depreciation on operating properties, where applicable.

Funds from operations is a supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as net income/(loss) available to the company's common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) gains or losses from sales of operating real estate assets and change in control of interests, plus (ii) depreciation and amortization of operating properties and (iii) impairment of depreciable real estate and in substance real estate equity investments and (iv) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Net income available to the Company's common shareholders	$65,178	$129,158
Adjustments:
Management and other fee income	(4,197)	(4,111)
General and administrative	30,574	31,929
Impairment charges	1,617	5,840
Depreciation and amortization	92,074	84,856
Interest and other expense, net	45,209	52,621
(Benefit)/provision for income taxes, net	(493)	12,112
Gain on change in control of interests	(10,188)	-
Equity in income of other real estate investments, net	(3,687)	(10,799)
Gain on sale of operating properties, net of tax	(1,686)	(26,896)
Net income attributable to noncontrolling interests	1,482	1,441
Preferred stock dividends	11,555	11,555
Non same property net operating income	(15,437)	(35,247)
Non-operational expense/ (income) from joint ventures, net	20,382	(25,065)
Same Property NOI available to the Company's common shareholders	$232,383	$227,394

Same Property NOI is a supplemental non-GAAP financial measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. Same Property NOI is considered by management to be important performance measure of Kimco's operations, and management believes that this measure is frequently used by securities analysts and investors as a measure of Kimco's operating performance as this measure includes only the net operating income of properties that have been owned for the entire current and prior year reporting periods including those properties under redevelopment and exclude properties under development and pending stabilization. As such, Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of Kimco's properties.

Same Property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees and above/below market rents) less charges for bad debt, less operating and maintenance expense, real estate taxes and rent expense, plus Kimco's proportionate share of Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following their inclusion in operating real estate. Kimco’s method of calculating Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliation of Diluted Net Income Available to Common Shareholders Per Common Share
to Diluted Funds From Operations Available to Common Shareholders Per Common Share
(unaudited)

	Actual	Projected Range
	2016	Full Year 2017
		Low	High

Diluted net income per common share	$0.79	$0.64	$0.67

Depreciation & amortization	0.83	0.83	0.86

Depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.11	0.08	0.10

Gain on disposition of operating properties	(0.22)	(0.03)	(0.05)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests, and change in control of interests	(0.52)	(0.03)	(0.05)

Impairments of operating properties	0.24	0.01	0.01

Provision/(benefit) for income taxes	0.09	-	-

FFO per diluted common share	$1.32	$1.50	$1.54

Transactional charges, net	0.18	-	-

FFO, as adjusted per diluted common share	$1.50	$1.50	$1.54

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corp.
David F. Bujnicki, 1-866-831-4297
Senior Vice President, Investor Relations and Strategy
dbujnicki@kimcorealty.com